Exhibit 99.1

News Release

November 20, 2006	For immediate release
Park National Corporation appoints new director
and declares third quarter dividend
NEWARK, Ohio — Park National Corporation (Park) (AMEX: PRK) announced today the appointment of Nicholas L. Berning of Cincinnati to the Park board of directors. He retired from his position as senior vice president and controller of the Federal Home Loan Bank of Cincinnati (FHLB of Cincinnati) in March and currently runs his own financial consulting firm, Berning Financial Consulting.
Mr. Berning, a certified public accountant, joined FHLB of Cincinnati in 1980 as director of internal audit and was promoted to controller in 1985. As chief accounting officer for the last 20 years, he led and served on several special committees for FHLB of Cincinnati and its national system. He has presented his expert opinion on numerous financial accounting standards issues and also played a key role in registering FHLB of Cincinnati’s stock with the Securities and Exchange Commission.
Mr. Berning will be the 13th director on Park’s board of directors and will also serve on its audit committee. He resides in Clermont county near Cincinnati. He will also serve on the advisory board of the Southwest Ohio and Northern Kentucky Division of The Park National Bank, which is headquartered in Clermont county.
In today’s meeting the Park board of directors also declared a $.93 per share regular quarterly cash dividend in respect of Park’s common shares, which is payable on January 3, 2007 to shareholders of record as of the close of business on December 22, 2006. The new quarterly dividend rate of $.93 per share is 1.1 percent higher than the previous quarterly dividend rate of $.92 per share.
Park National Corporation is an Ohio-based bank holding company headquartered in Newark, Ohio. Park has approximately $5.4 billion in consolidated total assets. Park and its subsidiaries consist of 12 community banks and divisions and two specialty financing companies, all based in Ohio. Park and its subsidiaries operate 136 offices across 29 Ohio counties and one Kentucky county through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Leasing, Inc. (Scope Aircraft Finance), and Guardian Financial Services Company. For more information, visit www.parknationalcorp.com.
Media contacts:
John Kozak, Chief Financial Officer, 740.349.3792
Bethany White, Comm. Specialist, 740.349.3754
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com